Exhibit 10.36

Executive Health Program
March 2006

Beginning in 2006, the Senior Management team is eligible for a new benefit called the Executive Health Program. This benefit offers a comprehensive annual physical examination and lifestyle assessment.

Mayo Clinic Executive Health Program
This option provides a more comprehensive program of examinations, tests and consultations. The time requirement is typically 2-3 days in Rochester, MN. The costs are typically in the range of $3,000-$6,000 which would be covered by Select Comfort after insurance coverage is applied.

Park Nicollet Executive Health Program
This option also provides a comprehensive program of examinations, tests and consultations in a more condensed timeframe (typically 4 hours) in St. Louis Park, MN. The costs are typically in the range of $1,600-$2,000 which would be covered by Select Comfort after insurance coverage is applied.